FOR IMMEDIATE RELEASE
May 12, 2010

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter Ended March 31, 2010

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced   consolidated net income of $140,000, or $0.05 per share, for the quarter ended March 31, 2010 as compared to consolidated net income of $324,000, or $0.12 per share, for the same quarter in 2009.

The Company’s assets at March 31, 2010 were $156.9 million compared to $156.0 million at December 31, 2009, an increase of $945,000 or 0.6%. Loans receivable increased $2.4 million or 2.2%, to $113.4 million at March 31, 2010 from $111.0 million at December 31, 2009. Mortgage-backed securities decreased $2.0 million or 7.1%, to $26.3 million at March 31, 2010 from $28.3 million at December 31, 2009. Cash and cash equivalents increased $794,000, or 14.5%, to $6.3 million at March 31, 2010 from $5.5 million at December 31, 2009.

Total deposits increased $1.5 million, or 1.3%, to $116.7 million at March 31, 2010 from $115.2 million at December 31, 2009. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $1.0 million, or 4.4%, to $21.9 million at March 31, 2010 from $22.9 million at December 31, 2009.

Total stockholders’ equity increased $203,000, or 1.3%, to $15.4 million at March 31, 2010 from $15.2 million at December 31, 2009. The increase to stockholders’ equity reflects net income of $140,000, amortization of $6,000 of unearned ESOP shares, amortization of $10,000 of restricted stock awards  for the Company’s Stock-Based Incentive Program, amortization of $10,000 of stock option awards and a decrease of $37,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended March 31, 2010, the Company did not repurchase shares. As of March 31, 2010, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended March 31, 2010 and 2009

Net income decreased by $184,000, or 56.8%, to $140,000 for the quarter ended March 31, 2010 compared to $324,000 for the same quarter in 2009. The decrease in net income for the quarter was primarily the result of increases of $154,000 in provision for loan loss and $529,000 in non-interest expense and a decrease of  $2,000 in non-interest income,  partially offset by an increase of $73,000 in interest income and decreases of $139,000 in interest expense on deposits, $162,000 in interest expense on borrowings from the FHLB and $127,000 in income tax expense. The increase in provision for loan loss during the quarter was primarily due to an assessment of the overall loan portfolio in light of the local real estate market conditions as well as the overall economic environment. Non-performing loans increased to $4.8 million at March 31, 2010, from $4.0 million at December 31, 2009.  Non-performing loans to total assets increased by 249 basis points to 3.08% on March 31, 2010, from 0.59%  on March 31, 2009, and 51 basis points from 2.57% on December 31, 2009.

Non-interest expense increased $529,000 primarily due to an increase in salaries and employee benefits of $474,000 to $604,000 for the three months ended March 31, 2010 from $130,000 for the three months ended March 31, 2009 primarily due to the one-time pre-tax curtailment credit of $416,000 resulting from the freezing of the defined benefit pension plan during the quarter ended March 31, 2009. Excluding the curtailment credit, salaries and employee benefits increased $58,000 or 10.6% primarily due to defined benefit pension expenses and employee compensation expenses.  In addition, non-interest expense included an increase in Federal Deposit Insurance Premiums of $32,000 to $58,000 for the three months ended March 31, 2010 from $26,000 for the three months ended March 31, 2009 primarily due to higher premiums and assessments.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	MARCH 31,	DECEMBER 31,
	2010	2009
	(in thousands)
Total Assets	$156,924	$155,979
Loans Receivable	113,438	110,988
Mortgage-backed Securities	26,326	28,340
Deposits	116,651	115,168
Borrowings	21,903	22,851
Stockholders’ Equity	15,436	15,233

	AT OR FOR THE THREE
	MONTHS ENDED MARCH 31,
	2010	2009

Total Interest Income	$2,087	$2,014
Total Interest Expense	557	858
Net Interest Income	1,530	1,156
Provision for Loan Loss	154	-
Non-interest Income	63	65
Non-interest Expense	1,211	682
Income Tax expense	88	215
Net income	$140	$324

PERFORMANCE RATIOS

Return on Average Assets	0.36%	0.85%
Return on Average Equity	3.64%	8.71%
Interest Rate Spread	4.08%	3.06%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.87%	0.19%
Non-performing Loans to Total Assets	3.08%	0.59%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	10.47%	10.81%